Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Second Quarter Financial Results

Fairfield, Calif. (March 4, 2009) — Copart, Inc. (NASDAQ: CPRT) today reported the results for the quarter ended January 31, 2009, the second quarter of its 2009 fiscal year.

For the three months ended January 31, 2009, revenue, operating income and net income were $169.9 million, $45.6 million and $27.2 million, respectively.  This represents a decrease in revenue of $3.6 million, or 2.1%, a decrease in operating income of $1.7 million or 3.5% and a decrease in net income of $4.9 million, or 15.2%, over the same quarter last year.  Fully diluted earnings per share for the three months were $0.32 compared to $0.35 last year, a decrease of 8.6%.

For the six months ended January 31, 2009, revenue, operating income and net income were $361.4 million, $105.1 million and $64.4 million, respectively.  This represents an increase in revenue of $4.0 million, or 1.1%, an increase in operating income of $1.2 million or 1.1% and a decrease in net income of $5.2 million, or 7.5%, over the same period last year.  Fully diluted earnings per share for the six months ended January 31, 2009 and 2008 were $0.76.

For the quarter, revenues for North America and the United Kingdom were $138.6 and $31.2 million, an increase of 0.7% and a decline of 12.8% over the same quarter last year. The decline in UK revenue was attributable solely to the change in the currency exchange rate between the USD (United States Dollar) and the GBP (Great Britain Pound).  The UK revenue expressed in GBP increased 18.0% over the same quarter last year. The Company first entered the market in the United Kingdom through an acquisition in the fourth quarter of fiscal 2007.

Additionally, included in the results for this quarter are charges totaling $ 3.2 million relating to the impairment of a note receivable issued in connection with the sale of the MAG operations in fiscal year 2006, the loss on the sale of an airplane in the United Kingdom, and a lawsuit-related reserve.  Excluding these items fully diluted earnings per share would have been $0.35.

On Thursday, March 5, 2009, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at http://www.investorcalendar.com/IC/CEPage.asp?ID=141099. A replay of the call will be available through April 5, 2009 by calling (888) 203-1112.  Use confirmation code #1419737.

About Copart

Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean titled vehicles to dismantlers, rebuilders, exporters and, in some states, to end users.  Copart remarkets the vehicles through Internet sales utilizing its proprietary VB2 technology.  Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships, the general public and others. The company currently operates 147 facilities in the United States, Canada and the United Kingdom. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

vehicle owner has already been made. For more information, or to become a registered buyer, visit www.copart.com.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “management’s discussion and analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:	Cindy Cross, Assistant to the Chief Financial Officer
(707) 639-5427

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended January 31,		Six months ended January 31,
	2009	2008	2009	2008
Revenues	$169,855	$173,459	$361,424	$357,416
Operating costs and expenses:
Yard operations	94,578	97,087	198,240	194,488
Yard depreciation and amortization	7,985	7,764	16,321	15,927
Gross margin	67,292	68,608	146,863	147,001
General and administrative	19,505	18,403	37,048	37,329
General and administrative depreciation and amortization	2,218	2,970	4,759	5,809
Total operating expenses	124,286	126,224	256,368	253,553
Operating income	45,569	47,235	105,056	103,863
Other income (expense):
Interest income, net	407	2,472	989	5,216
Other income	(1,798)	882	(544)	1,677
Total other income (loss)	(1,391)	3,354	445	6,893
Income before income taxes	44,178	50,589	105,501	110,756
Income taxes	17,028	18,563	41,094	41,120
Net income	$27,150	$32,026	$64,407	$69,636
Earnings per share-basic
Basic net income per share	$0.33	$0.36	$0.77	$0.79
Weighted average common shares outstanding	83,443	88,802	83,363	88,684

Earnings per share-diluted
Diluted net income per share	$0.32	$0.35	$0.76	$0.76
Weighted average common shares and dilutive potential common shares outstanding	84,206	91,333	84,742	91,261

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 31, 2009	July 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$22,449	$38,954
Accounts receivable, net	137,810	111,705
Inventories and vehicle pooling costs	41,256	36,121
Income taxes receivable	20,535	19,041
Prepaid expenses and other assets	5,578	6,932
Total current assets	227,628	212,753
Property and equipment, net	520,636	510,340
Intangibles, net	14,320	21,901
Goodwill	159,446	177,164
Deferred income taxes	10,288	6,938
Land purchase options and other assets	23,348	27,151
Total assets	$955,666	$956,247

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$75,082	$88,883
Book overdraft	9,910	17,502
Deferred revenue	16,315	14,518
Income taxes payable	3,681	4,005
Deferred income taxes	3,115	2,768
Other current liabilities	362	576
Total current liabilities	108,465	128,252
Deferred income taxes	9,700	14,044
Income taxes payable	13,565	12,219
Other liabilities	2,185	2,736
Total liabilities	133,915	157,251
Commitments and contingencies Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 83,660 and 83,275 shares issued and outstanding at January 31, 2009 and July 31, 2008, respectively	325,738	316,673
Accumulated other comprehensive (loss) income	(44,736)	833
Retained earnings	540,749	481,490
Total shareholders’ equity	821,751	798,996
Total liabilities and shareholders’ equity	$955,666	$956,247